                                                                    EXHIBIT 99.1

                        (CENTENNIAL COMMUNICATIONS LOGO)

                                        For further information, please contact:

                                                           Thomas J. Fitzpatrick
                                                         Chief Financial Officer
                                                 Centennial Communications Corp.
                                                                  Wall, NJ 07719
                                                                    732-556-2220

                    CENTENNIAL COMMUNICATIONS CORP. ANNOUNCES
                              FIRST QUARTER RESULTS

HOLD FOR CALL

WALL, NJ - SEPTEMBER 12, 2003 Centennial Communications Corp. (the "Company") (NASDAQ: CYCL) today announced results for the quarter ended August 31, 2003.

Consolidated revenues grew 6% from the same quarter last year to $203.6 million. Net loss was $0.2 million for the first quarter as compared to a net loss of $0.2 million for the same quarter last year. Adjusted operating income (previously referred to as "adjusted EBITDA") was $83.4 million, a 10% increase from the same quarter last year. Adjusted operating income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries and income from equity investments. Please refer to Exhibit A -- "Non-GAAP Financial Measures".

During the quarter ended August 31, 2003, the Company announced:

      - The sale in June 2003 of $500 million of 10 1/8% senior unsecured notes due 2013 in a private placement transaction. In connection with the sale of notes, the Company amended its senior credit facility, which provides the Company with additional flexibility under the financial and other covenants in the senior credit facility. Net proceeds from the sale of notes were used to permanently repay $300 million of term loans under the senior credit facility, increase the Company's liquidity and pay fees and expenses related to the transaction.

      - The promotion of John de Armas to president, Caribbean operations. Mr. de Armas joined the Company in February 2002 as president, Centennial Dominicana and was promoted to executive vice president, Caribbean operations in October 2002.

            Previously, Mr. de Armas was president of Home Shopping Espanol, a division of Home Shopping Network, where he developed and launched markets in Puerto Rico, Mexico and the top 20 Hispanic markets in the U.S., reaching an audience of over 40 million Hispanics.

      - The selection of Nortel Networks to supply a third generation (3G) wireless data network for the Company's Dominican Republic operations, Centennial Dominicana. The 3G network is expected to be fully operational by the end of calendar 2003 and will significantly increase capacity and delivery of wireless voice and data services throughout the country.

The Company's wireless subscribers at August 31, 2003 were 971,500, compared to 883,800 on the same date last year, an increase of 10%. Sequentially, U.S. Wireless subscribers increased 8,000 during the quarter, aided by national rate plans that were introduced in late fiscal 2003. Sequentially, Caribbean Wireless subscribers increased 24,000 during the quarter, due primarily to strong growth of postpaid subscribers in both Puerto Rico and Dominican Republic. Caribbean Broadband switched access lines reached 43,800 and dedicated access line equivalents were 188,100 at August 31, 2003, up 22% and 14%, respectively, from August 31, 2002. Cable television subscribers were 76,100 at August 31, 2003, down 7,200 from the same quarter last year.

"We are very pleased with the significant year-over-year improvement in financial performance. Targeting the most profitable customers with superior service was the critical driver of this growth," said Michael J. Small, chief executive officer.

For the quarter, U.S. Wireless revenues were $94.4 million and U.S. Wireless adjusted operating income was $39.5 million. U.S. Wireless adjusted operating income decreased by 12% from the same quarter last year primarily due to significantly reduced roaming revenue. Retail revenue per subscriber increased to $47 from $42 in the prior year, primarily due to the introduction of national rate plans. The Company expects its GSM network overlay project to be on schedule and expects to launch GSM service in its Midwest cluster by the end of calendar year 2003 and in its Southeast cluster by the end of calendar year 2004.

For the quarter, total Caribbean (consisting of the Caribbean Wireless and Caribbean Broadband segments) revenues were $109.2 million and total Caribbean adjusted operating income was $43.8 million. Total Caribbean adjusted operating income for the quarter was up 43% from the same quarter last year. Caribbean Wireless revenues for the quarter reached $74.3 million, an increase of 14% from the same quarter last year. Caribbean Wireless adjusted operating income for the quarter was $31.8 million, an increase of 52% from the same quarter last year. Caribbean Broadband revenues for the quarter were $38.4 million and Caribbean Broadband adjusted operating income reached $12.0 million, up 8% and 23% from the same quarter last year, respectively.

Consolidated capital expenditures for the quarter ended August 31, 2003 were $26.3 million or 13% of revenue. Net debt at August 31, 2003 was $1,698.1 million as compared to $1,724.5 million at August 31, 2002.

Fiscal 2004 Outlook

The Company reaffirms its prior guidance of total adjusted operating income growth of 5-10% for fiscal 2004, as compared to $295.7 million in fiscal 2003, despite a projected reduction of approximately $20 million in U.S. Wireless roaming revenue in fiscal 2004 as compared to fiscal 2003. The Company projects fiscal 2004 adjusted operating income for its Caribbean businesses, comprised of Caribbean Wireless and Caribbean Broadband, to exceed fiscal 2003's adjusted operating income of $135.3 million by a minimum of 15%. The Company expects that the rates of growth in the two Caribbean segments will be relatively comparable. The Company reaffirms its prior guidnace of capital expenditures of approximately $125 million in fiscal 2004. The Company has not included a reconciliation of projected adjusted operating income since projections for some components of such reconciliation are not possible to project at this time.

In addition to the financial results determined in accordance with Generally Accepted Accounting Principles ("GAAP"), this press release contains a non-GAAP financial measure, adjusted operating income. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of this non-GAAP financial measure to comparable GAAP measures are provided in Exhibit A to this press release.

Conference Call Information

As previously announced, the Company will host a conference call concerning the results on September 12, 2003 at 8:30 a.m. (Eastern). The conference call will be simultaneously webcast over the Internet through the Company's website (WWW.CENTENNIALWIRELESS.COM), click on "Investor Relations." The conference call will also be available at www.streetevents.com. A replay of the conference call will be available on both sites after the conclusion of the call through September 26, 2003.

About Centennial

Centennial is one of the largest independent wireless telecommunications service providers in the United States and the Caribbean with approximately 17.3 million Net Pops and approximately 971,500 wireless subscribers. Centennial's U.S. operations have approximately 6.1 million Net Pops in small cities and rural areas. Centennial's Caribbean integrated communications operation owns and operates wireless licenses for approximately 11.2 million Net Pops in Puerto Rico, the Dominican Republic and the U.S. Virgin Islands, and provides voice, data, video and Internet services on broadband networks in the region. Welsh, Carson Anderson & Stowe and an affiliate of the Blackstone Group are controlling shareholders of Centennial. For more information regarding Centennial, please visit our websites at WWW.CENTENNIALWIRELESS.COM, WWW.CENTENNIALPR.COM and WWW.CENTENNIALRD.COM.

Cautionary statement for purposes of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995: Information in this release that involves Centennial's expectations, beliefs, hopes, plans, projections, estimates, intentions or strategies regarding the future are forward-looking statements. Such forward-looking statements are subject to a number of risks, assumptions and uncertainties that could cause the Company's actual results to differ materially from those projected in such forward-looking statements. These risks, assumptions and uncertainties include, but are not limited to: our substantial debt obligations; the availability and cost of additional capital to fund our operations, including the need to refinance and/or amend existing indebtedness; restrictive covenants and consequences of default contained in our financing arrangements, which place limitations on how we conduct business; the competitive nature of the telecommunications industry in the areas in which we operate, including, without limitation, the effect of existing and new competitors, including competitors that may have a lower cost basis or greater resources than we do, competitors that may offer less expensive products than we do and competitors that may offer more technologically advanced products than we do; market prices for the products and services we offer may continue to decline in the future; general economic, business, political and social conditions in the areas in which we operate, including the less developed Caribbean region, including the effects of world events on tourism in the Caribbean; continued overbuilding by personal communications service providers in our U.S. wireless markets and the effects of increased competition in our markets, which may cause a reduction in roaming revenues, increased subscriber cancellations, a continued reduction of prices charged and lower average revenue per subscriber; fluctuations in currency values; our dependence on roaming agreements for a material portion of our U.S. wireless revenues and the continued price declines in roaming rates and potential reduction of roaming minutes of use; our ability to attract and retain qualified personnel; the fact that our coverage areas are not as extensive as those of other wireless operators which may limit our ability to attract and retain customers; the effects of consolidation in the wireless communications industry; the effects of governmental regulation of the telecommunications industry; the capital intensity of the telecommunications industry, including our plans to make significant capital expenditures during the coming years to continue to build out and upgrade our networks and the availability of additional capital to fund these capital expenditures; declining rates for international long distance traffic; opportunities for growth through acquisitions and investments and our ability to manage this growth; changes and developments in technology, including our ability to upgrade our networks to remain competitive and our ability to anticipate and react to frequent and significant technological changes; our ability to effectively manage subscriber cancellations, particularly in light of regulations scheduled to take effect November 2003 requiring wireless companies to permit the phone numbers that they allocate to their customers to be portable when the customer switches to another carrier, which may increase customer churn and present technological difficulties; local operating hazards and risks in the areas in which we operate, including without limitation, hurricanes, tornadoes, windstorms and other natural disasters; our ability to manage, implement and monitor billing and operational support systems; potential litigation relating to using wireless telephones while operating an automobile and the potential reduction of wireless usage due to legislation restricting usage while driving; potential litigation relating to possible health effects of radio frequency transmission; the relative illiquidity and corresponding volatility of our common stock and our ability to raise equity capital; the control of us retained by certain of our stockholders and anti-takeover provisions; and other risks referenced from time to time in the Company's filings with the Securities and Exchange Commission. All forward-looking statements included in this release are based upon information available to Centennial as of the date of the release, and we assume no obligation to update or revise any such forward-looking statements.

                       CENTENNIAL COMMUNICATIONS CORP.
                   FINANCIAL DATA AND OPERATING STATISTICS
                               AUGUST 31, 2003
                     ($000'S, EXCEPT PER SUBSCRIBER DATA)

                                                   THREE MONTHS ENDED
                                                   ------------------
                                                 AUG-03         AUG-02
                                                 ------         ------

US WIRELESS

Postpaid Wireless Subscribers                    529,100         506,500
Prepaid Wireless Subscribers                      19,800          27,500
                                             -----------     -----------
Total Wireless Subscribers                       548,900         534,000
Net Gain (Loss) - Wireless Subscribers             8,000          (6,300)
Revenue per Average Wireless Customer        $        58     $        58
Roaming Revenue                              $    17,218     $    24,779
Penetration - Total Wireless                         9.0%            8.9%
Postpaid Churn - Wireless                            1.8%            2.0%
Prepaid & Postpaid Churn - Wireless                  2.3%            2.4%
Monthly MOU's per Wireless Customer                  292             241
Cost to Acquire                              $       261     $       366
Capital Expenditures                         $     8,930     $     9,045


CARIBBEAN

Postpaid Wireless Subscribers                    316,400         239,300
Prepaid Wireless Subscribers                     101,900         102,400
Home Phone Wireless Subscribers                    4,300           8,100
                                             -----------     -----------
Total Wireless Subscribers                       422,600         349,800
Net Gain (Loss) - Wireless Subscribers (1)        24,000         (16,700)
Revenue per Average Wireless Customer        $        60     $        59
Penetration - Total Wireless                         3.3%            2.7%
Postpaid Churn - Wireless                            2.1%            3.3%
Prepaid  Churn - Wireless                            5.1%            5.2%
Prepaid & Postpaid Churn - Wireless                  2.8%            4.0%
Monthly MOU's per Wireless Customer                  894             619
Cable Television Subscribers                      76,100          83,300
Fiber Route Miles                                  1,526           1,455
Switched Access Lines                             43,800          36,000
Dedicated Access Line Equivalents                188,100         165,200
On-Net Buildings                                   1,034             814
Capital Expenditures                         $    17,345     $    26,420


REVENUES

US Wireless                                  $    94,351     $    93,141
                                             -----------     -----------
Caribbean - Wireless                         $    74,308     $    65,243
Caribbean - Broadband                        $    38,398     $    35,718
Caribbean - Intercompany                     ($    3,505)    ($    2,208)
                                             -----------     -----------
Total Caribbean                              $   109,201     $    98,753
                                             -----------     -----------
Consolidated                                 $   203,552     $   191,894


ADJUSTED OPERATING INCOME (2)

US Wireless                                  $    39,537     $    45,058
                                             -----------     -----------
Caribbean - Wireless                         $    31,791     $    20,964
Caribbean - Broadband                        $    12,049     $     9,783
                                             -----------     -----------
Total Caribbean                              $    43,840     $    30,747
                                             -----------     -----------
Consolidated                                 $    83,377     $    75,805


NET DEBT

Total Debt Less Cash                         $ 1,698,100     $ 1,724,500

(1) Includes a reduction of 30,200 subscribers in the three months ended August 2002 from the divested Centennial Digital Jamaica operations.

(2) Adjusted operating income is net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries and income from equity investments. Please refer to Exhibit A--"Non-GAAP Financial Measures."

                CENTENNIAL COMMUNICATIONS CORP. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (Amounts in thousands, except per share data)

                                                        THREE MONTHS ENDED
                                                     ----------------------
                                                     AUGUST 31,   AUGUST 31,
                                                        2003         2002
                                                     ---------    ---------
REVENUE:
     Service revenue                                 $ 195,691    $ 186,622
     Equipment sales                                     7,861        5,272
                                                     ---------    ---------
                                                       203,552      191,894
                                                     ---------    ---------

COSTS AND EXPENSES:
     Cost of services                                   40,687       42,268
     Cost of equipment sold                             21,638       15,171
     Sales and marketing                                22,769       23,831
     General and administrative                         35,081       34,819
     Depreciation and amortization                      35,067       36,481
     Loss (gain) on disposition of assets                   17       (2,375)
                                                     ---------    ---------
                                                       155,259      150,195
                                                     ---------    ---------


OPERATING INCOME                                        48,293       41,699
                                                     ---------    ---------

INCOME FROM EQUITY INVESTMENTS                              24           54
INTEREST EXPENSE - NET                                 (49,598)     (38,273)
OTHER                                                     (858)          (7)
                                                     ---------    ---------

  (LOSS) INCOME BEFORE INCOME TAX EXPENSE
         AND MINORITY INTEREST                          (2,139)       3,473

INCOME TAX BENEFIT (EXPENSE)                             2,107       (3,765)
                                                     ---------    ---------

   LOSS BEFORE MINORITY INTEREST                           (32)        (292)

MINORITY INTEREST IN (INCOME) LOSS OF SUBSIDIARIES        (134)          51
                                                     ---------    ---------


   NET LOSS                                          $    (166)   $    (241)
                                                     =========    =========


LOSS PER COMMON SHARE:
      BASIC AND DILUTED                              $   (0.00)   $   (0.00)
                                                     =========    =========

EXHIBIT A -- NON-GAAP FINANCIAL MEASURES

      Regulation G, "Conditions for Use of Non-GAAP Financial Measures," and other provisions of the Securities Exchange Act of 1934, as amended, define and prescribe the conditions for use of certain non-GAAP financial information. Throughout this press release, we present certain financial measures that are not calculated and presented in accordance with accounting principles generally accepted in the U.S. ("GAAP"), including "adjusted operating income." We previously referred to this non-GAAP financial measure in our filings with the Securities and Exchange Commission, press releases and other communications with investors as "adjusted EBITDA." The change to "adjusted operating income" is a change in name only and we have not changed the way we calculate current or prior results with respect to this financial measure.

      We view adjusted operating income as an operating performance measure, and as such we believe that the GAAP financial measure most directly comparable to it is net income or net loss. In calculating adjusted operating income, we exclude from net income or net loss the financial items that we believe have less significance to the day-to-day operation of our business. We have outlined below the type and scope of these exclusions and the limitations on the use of this non-GAAP financial measure as a result of these exclusions. Adjusted operating income is not an alternative to net income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors and potential investors in our securities should not rely on adjusted operating income as a substitute for any GAAP financial measure. In addition, our calculation of adjusted operating income may or may not be consistent with that of other companies. We strongly urge investors and potential investors in our securities to review the reconciliation of adjusted operating income to the comparable GAAP financial measures that are included in this press release and our financial statements, including the notes thereto, and the other financial information contained in our SEC filings and not to rely on any single financial measure to evaluate our business.

      Adjusted operating income is used by our management as a supplemental financial measure to evaluate the performance of our business that, when viewed with our GAAP results and the accompanying reconciliations, we believe provides a more complete understanding of factors and trends affecting our business than the GAAP results alone. Management also uses this financial measure as one of several criteria to determine the achievement of performance-based cash bonuses. We also regularly communicate our adjusted operating income to the public through our earnings releases because it is the financial measure commonly used by analysts that cover our industry and our investor base to evaluate our performance. We understand that analysts and investors regularly rely on non-GAAP financial measures, such as adjusted operating income, to provide a financial measure by which to compare a company's assessment of its operating performance against that of other companies in the same industry. This non-GAAP financial measure is helpful in more clearly reflecting the sales of our products and services, as well as highlighting trends in our core businesses that may not otherwise be apparent when relying solely on GAAP financial measures, because this non-GAAP financial measure eliminates from earnings financial items that have less bearing on our performance. In addition, as our calculation of adjusted operating income is similar, but not identical, to certain financial ratios used in the financial covenants of our senior credit facility and the indentures governing our senior subordinated notes due 2008 and senior notes due 2013, and since we do not publicly disclose the calculations of these financial ratios, adjusted operating income is the most comparable financial measure that is readily available to investors to evaluate our compliance with our financial covenants.

      The term "adjusted operating income" as used in this press release refers to, for any period, net income (loss) before interest, taxes, depreciation, amortization, loss (gain) on disposition of assets, minority interest in (income) loss of subsidiaries and income from equity investments.

      Set forth below are descriptions of the financial items that have been excluded from our net loss to calculate adjusted operating income and the material limitations associated with using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure:

      - The amount of interest expense we incur is significant and reduces the amount of funds otherwise available to use in our business and, therefore, is important for investors to consider. However, management does not consider the amount of interest expense when evaluating our core operating performance.

      - Management does not consider income tax (benefit) expense when considering the profitability of our core operations. Nevertheless, the amount of taxes we are required to pay reduces the amount of funds otherwise available for use in our business and thus may be useful for an investor to consider.

      - Depreciation and amortization are important for investors to consider, even though they are non-cash charges, because they represent generally the wear and tear on our property, plant and equipment, which produce our revenue. We do not believe these charges are indicative of our core operating performance.

      - (Loss) gain on the disposition of assets may increase or decrease the cash available to us and thus may be important for an investor to consider. We are not in the business of acquiring or disposing of assets and, therefore, the effect of the disposition of assets may not be comparable from year-to-year. We believe such gains or losses recorded on the disposition of an asset do not reflect the core operating performance of our business.

      - Minority interest in (income) loss of subsidiaries relates to our minority investors' proportionate share of income or losses in our non-wholly owned subsidiaries, which generated non-cash charges to our operating results. Operating results attributable to these minority investors' investments do not necessarily result in any actual benefit or detriment to us and, therefore, we believe it would be more helpful for an investor to exclude such items as being more reflective of our core operating performance.

      - Income from equity investments relates to our proportionate share of income or loss from the entities in which we hold minority interests. We do not control these entities and, as such, do not believe the income we receive from such entities is indicative of our core operating performance.

      Management compensates for the above-described limitations of using a non-GAAP financial measure by using this non-GAAP financial measure only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business.

      The following tables set forth a reconciliation of net loss to adjusted operating income for our consolidated results.

RECONCILIATION OF CONSOLIDATED NET LOSS TO ADJUSTED OPERATING INCOME

                                                   THREE MONTHS ENDED
                                                   ------------------
                                               AUGUST 31,       AUGUST 31,
                                                 2003             2002
                                                 ----             ----
                                              (DOLLAR AMOUNTS IN THOUSANDS)

 NET LOSS                                       $   (166)     $   (241)
 Minority interest in income (loss) of
 subsidiaries                                        134           (51)
 Income tax (benefit) expense                     (2,107)        3,765
 Other non-operating loss                            858             7
 Interest expense -- net                          49,598        38,273
 Income from equity investments                      (24)          (54)
                                                --------      --------
 Operating income                                 48,293        41,699
 Loss (gain) on disposition of assets                 17        (2,375)
 Depreciation and amortization                    35,067        36,481
                                                --------      --------
 ADJUSTED OPERATING INCOME                      $ 83,377      $ 75,805
                                                ========      ========


   Our business segments were determined in accordance with GAAP. Our management measures the operating performance of each of our business segments based on adjusted operating income. Adjusted operating income is the measure of profit or loss reviewed by the chief operating decision maker when assessing the performance of each segment and making decisions about the resources to allocate to each segment. Under current SEC rules for non-GAAP financial measures, adjusted operating income as used with respect to our business segments is not required to be reconciled to a GAAP financial measure. We have, however, also provided in the following tables a reconciliation of operating income (loss) to adjusted operating income for each of our business segments.

U.S. WIRELESS

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME


                                                 THREE MONTHS ENDED
                                                 ------------------
                                             AUGUST 31,       AUGUST 31,
                                               2003              2002
                                               ----              ----
                                            (DOLLAR AMOUNTS IN THOUSANDS)

OPERATING INCOME                               $ 30,318       $ 35,825
Loss (gain) on disposition of assets                134             (4)
Depreciation and amortization                     9,085          9,237
                                               --------       --------
ADJUSTED OPERATING INCOME                      $ 39,537       $ 45,058
                                               ========       ========

CARIBBEAN WIRELESS

RECONCILIATION OF OPERATING INCOME TO ADJUSTED OPERATING INCOME

                                                 THREE MONTHS ENDED
                                                 ------------------
                                             AUGUST 31,       AUGUST 31,
                                               2003              2002
                                               ----              ----
                                            (DOLLAR AMOUNTS IN THOUSANDS)

 OPERATING INCOME                             $ 18,412         $  7,873
 Loss (gain) on disposition of assets               73           (2,370)
 Depreciation and amortization                  13,306           15,461
                                              --------         --------
 ADJUSTED OPERATING INCOME                    $ 31,791         $ 20,964
                                              ========         ========

CARIBBEAN BROADBAND

RECONCILIATION OF OPERATING LOSS TO ADJUSTED OPERATING INCOME

                                                   THREE MONTHS ENDED
                                                   ------------------
                                               AUGUST 31,       AUGUST 31,
                                                 2003            2002
                                                 ----            ----
                                            (DOLLAR AMOUNTS IN THOUSANDS)

OPERATING LOSS                                 $   (437)       $ (1,999)
Gain on disposition of assets                      (190)             (1)
Depreciation and amortization                    12,676          11,783
                                               --------        --------
ADJUSTED OPERATING INCOME                      $ 12,049        $  9,783
                                               ========        ========